Exhibit 99.(j)

Letterhead of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden Core Investment Fund - Taxable Money Market Series:

We consent to the incorporation by reference, in this registration statement, of our report dated March 18, 2005 on the statement of assets and liabilities of Dryden Core Investment Fund - Taxable Money Market Series (hereafter referred to as the “Fund”), including the portfolio of investments, as of January 31, 2005, and the related statement of operations for the year then ended, and the statement of changes in net assets and the financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP
New York, New York
March 29, 2005